Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Otolanum AG	Switzerland
Altamira Therapeutics AG	Switzerland
Altamira Therapeutics, Inc.	Delaware